Exhibit 23.1


           Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 22, 2000 included in R&B Falcon Corporation's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.

/s/ARTHUR ANDERSEN LLP

Houston, Texas
June 15, 2000